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                                                                      EXHIBIT 11



                      NORTHWESTERN STEEL AND WIRE COMPANY

                        Computation of Income Per Share


                                                        Three Months Ended              Nine Months Ended
                                                             April 30,                       April 30,
                                                     --------------------------       --------------------------
                                                        1996           1995              1996           1995
                                                     -----------    -----------       -----------    -----------
Net income                                           $ 3,558,000    $ 3,428,000       $10,744,000    $ 9,904,000
                                                     ===========    ===========       ===========    ===========

Weighted average shares outstanding                   24,830,938     24,682,238        24,830,938     24,682,238

Net additional shares outstanding assuming
 dilutive stock options exercised and proceeds used
 to purchase treasury stock at average market price      329,110        330,139           329,110        330,139
                                                     -----------    -----------       -----------    -----------
Shares outstanding for net income
  per share calculation                               25,160,048     25,012,377        25,160,048     25,012,377
                                                     ===========    ===========       ===========    ===========


Net income per share                                 $      0.14    $      0.14       $      0.43    $      0.40
                                                     ===========    ===========       ===========    ===========